CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-59497, 333-08139, 333-117916, 333-126166,  333-164054, and 333-189116 on Forms S-8 of our reports dated March 14, 2016, relating to the consolidated financial statements and consolidated financial statement schedule of Nature’s Sunshine Products, Inc. and subsidiaries and the effectiveness of Nature’s Sunshine Products, Inc. and subsidiaries’ internal control over financial reporting appearing in this Annual Report on Form 10-K of Nature’s Sunshine Products, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
March 14, 2016